EXHIBIT F
AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13D/A
     The undersigned hereby agree that a joint statement on Schedule 13D be filed on behalf of all of the undersigned with respect to the securities of Plug Power Inc.
Date: July 10, 2006

SMART HYDROGEN INC.

By: Name:	/s/ Sergey Polikarpov Sergey Polikarpov
Title:	Director

MMC NORILSK NICKEL

By: Name:	/s/ Mikhail D. Prokhorov Mikhail D. Prokhorov
Title:	CEO and Chairman of The Management Board

CLAYBURN DEVELOPMENT INC.

By: Name:	/s/ Sergey Gorskiy Sergey Gorskiy
Title:	Attorney-in-Fact

BRANTON LIMITED

By: Name:	/s/ Maria Lambrianidou Maria Lambrianidou
Title:	Director

MIKHAIL D. PROKHOROV

By: Name:	/s/ Mikhail D. Prokhorov Mikhail D. Prokhorov

VLADIMIR O. POTANIN

By: Name:	/s/ Vladimir O. Potanin Vladimir O. Potanin